Forme Capital, Inc. Acquires Daqing Qingkelong Chain Commerce & Trade Co., Ltd. and Completes $15.5 Million Placement

DAQING, PRC, March 31 - Forme Capital, Inc. (the “Company”) (OTC: FOCP) today announced the acquisition of Speedy Brilliant Group limited. Speedy conducts its business through Daqing Qingkelong Chain Commerce & Trade Co., Ltd. (“QKL”), a retail company that owns and operates 20 retail stores in northeast China's Heilongjiang Province, including 18 supermarkets, one convenience store and one department store. These stores have a total area of approximately 45,000 square meters, and an average of 2,500 square meters.

Also on March 28, 2008, the Company completed a private placement of $15.5 million through the sale of Units, including shares of its Series A Convertible Preferred Stock and attached warrants. The Series A Convertible Preferred Stock is convertible into an aggregate of 9,117,647 shares of the Company's common stock at the option of the holders of such Series A Convertible Preferred Stock.

Along with the Series A Convertible Preferred Stock, the Company sold, for no additional consideration, two series of warrants, Series A and B. The Series A and B warrants are exercisable on a one-for-one basis into an aggregate of 11,397,058 shares of the Company's common stock. Each of the warrants has a five year term. The exercise prices of the Series A and Series B Warrants are $3.40 and $4.25 per share, respectively.

Over the past three years, QKL's business has shown significant growth with revenues increasing to $93,138,713 for the fiscal year ended December 31, 2007 from $74,896,858 for the fiscal year ended December 31, 2006 and from $53,724,865 for the prior year. Comprehensive income was $6,318,086 for the fiscal year ended December 31, 2007, an increase from $5,110,855 for the fiscal year ended December 31, 2006 and from $3,458,041 for the prior year.

Mr. Zhuangyi Wang, the Chief Executive Officer of the Company stated, “The closing of our reverse merger transaction and financing provide us with the capital investment we need to not only continue the growth of Qingkelong's business, but to accelerate that growth. We can now focus on expansion of our chain stores and growing our revenues while maintaining profitability.”

The Company will file a Current Report on Form 8-K with the Securities and Exchange Commission within the required time period, which Report will disclose detailed information about the Company and its subsidiaries, including financial statements for the fiscal years ended December 31, 2007, 2006 and 2005, and further details regarding the transactions disclosed above.

Forward-looking Statements

Statements made in this news release, may contain forward looking statements concerning the Company's business and products. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, market acceptance, additional competition from existing and new competitors, and various other factors beyond its control. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Daqing Qingkelong Chain Commerce & Trade Co., Ltd.

Daqing Qingkelong Chain Commerce & Trade Co., Ltd. (“QKL”) is a regional supermarket chain company that operates 20 retail stores in northeast China's Heilongjiang Province, including 18 supermarkets, one convenience store and one department store. These stores have a total area of approximately 45,000 square meters, and an average of 2,500 square meters. The stores are known for excellent selection of fine meats and fresh produce, and the meat department generates significant profits. QKL has two distribution centers servicing the supermarkets.

QKL is the only supermarket company in northeastern China that is a licensee of the Independent Grocers Alliance, or IGA, a U.S.-based global grocery network with aggregate retail sales of more than $19.1 billion per year. As a licensee of IGA, QKL is able to engage in collective bargaining with suppliers and have access to more than 2,000 private IGA brands, including many that are exclusive IGA brands.